EXHIBIT 4

CERTIFIED TRUE COPY OF THE RESOLUTION PASSED AT THE BOARD MEETING OF THE COMPANY HELD ON JUNE 9, 2006.

“RESOLVED THAT” the Power of Attorney granted in favor of Mr. Jayesh Shah on March 16, 2006 by Mr. Dilip S. Shanghvi on behalf of the Company in the capacity as one of the shareholders of Caraco Pharmaceutical Laboratories Ltd., Detroit, USA, to do, execute and perform all or any of the acts, deeds, matters and things which may be necessary or desirable to complete and execute such forms, schedules or other writings under the Securities Exchange Act of 1934 as amended from time to time with the United States Securities and Exchange Commission and any stock exchange or similar authority and valid up to 31st March 2009 or till the time it is withdrawn by the Company whichever is earlier, a copy of which has been placed before the Board duly initiated by the Chairman for the purpose of identification be and is hereby approved and ratified.”

“RESOLVED FURTHER THAT” all lawful acts, deeds, matters and things in this regard so far executed by Mr. Jayesh Shah on behalf of Mr. Dilip S. Shanghvi shall be deemed to have been done on behalf of the Company and the same be and is hereby ratified.”

“FURTHER RESOLVED THAT” Mr. Dilip S. Shanghvi, Mr. Sudhir V. Valia, Mr. Sunil K. Gandhi, Mr. Surendra M. Joshi and Mr. Rajendra P. Ashar, Directors of the Company, be and are hereby authorized severally to grant Power of Attorney in favor of an authorized person or third party to act on their behalf at their own discretion and as and when necessary in this regard.”

for SUN PHARMA GLOBAL, INC.,

/s/ Sudhir Valia, DIRECTOR